Exhibit 99.1

I am excited to share that we’ve just issued a press release announcing our intention to acquire Chimerix, a biopharmaceutical company with a current focus in oncology on a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. You can read the full press release here.

I’d like to talk about what we expect this transaction will mean for Jazz.

Chimerix’s lead clinical asset, dordaviprone, is in the oncology therapeutic area. Dordaviprone is a novel first-in-class small molecule treatment for H3 K27M-mutant diffuse glioma, a rare, high-grade brain tumor that most commonly affects children and young adults. There are no U.S. Food and Drug Administration (FDA)-approved therapies specifically for H3 K27M-mutant diffuse glioma patients; radiation is the most common treatment approach.

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A New Drug Application (NDA) for accelerated approval of dordaviprone in recurrent H3 K27M-mutant diffuse glioma was recently accepted and granted Priority Review by FDA. The FDA has set a target Prescription Drug User Fee Act (PDUFA) action date of August 18, 2025.

This acquisition is an important 2025 priority and is strongly aligned with our Jazz purpose to innovate to transform the lives of patients and families. Chimerix has under 100 employees and is headquartered in North Carolina, U.S.A. The successful closing of this transaction will bring a group of professionals into Jazz who share our passion for meeting patients’ unmet medical needs.

We are encouraged by the dordaviprone clinical trial results to date. If approved, we are confident that Jazz will be well positioned to work with our new colleagues from Chimerix to fully leverage our combined existing R&D and commercial expertise and footprint to deliver this novel therapy to patients, beginning as early as the second half of this year.

This is an important transaction for us, and I hope you will share my enthusiasm for the important new opportunities this is expected to create and the talented new people we will welcome to Jazz.

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Of course, this is only “day one.” We expect to complete this transaction over the course of the next few months subject to the receipt of regulatory clearance and other customary closing conditions. Until that time, Jazz and Chimerix will operate as independent companies as we each continue to focus on our responsibilities to our people, patients and customers.

I understand that this news will generate some questions, and we’ve posted a few of the most commonly asked below for you. As the transaction proceeds, we will continue to keep you informed, communicating proactively and transparently with you.

On behalf of the Board and the entire Executive Committee I’d like to extend a sincere thank you to the Jazzicians who worked tirelessly on this transaction, providing invaluable expertise guiding us to this point.

QUESTIONS & ANSWERS

Q1. How is this transaction good for patients?

Jazz and Chimerix will have the opportunity to advance dordaviprone on behalf of patients and their families.

Dordaviprone is a novel first-in-class small molecule treatment for recurrent H3 K27M-mutant diffuse glioma, a rare, high-grade brain tumor that most commonly affects children and young adults. It has the potential to address a significant unmet patient need. Currently there are no U.S. Food and Drug Administration (FDA)-approved therapies specifically for H3 K27M-mutant diffuse glioma patients; radiation is the most common treatment approach.

In collaboration with our new colleagues from Chimerix, Jazz plans to leverage our combined development and commercial capabilities to continue advancing the dordaviprone clinical trial program and execute a strong commercial launch, if approved for use in the U.S.

Q2. What can you tell us about Chimerix?

Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The company’s most advanced clinical-stage development program, dordaviprone, is in development for H3 K27M-mutant glioma. The company is conducting Phase 1 dose escalation studies of ONC206 to evaluate safety and PK data.

You can read more about Chimerix on their website.

Q3. If the transaction closes, will Jazz bring on Chimerix employees?

Yes. Following the successful close of the transaction, we look forward to welcoming members of the Chimerix organization to Jazz to continue advancing this program through its anticipated approval, launch and completion of a separate confirmatory trial.

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As with our other acquisitions, we hope that many of our future Chimerix colleagues will find Jazz a great place to work and continue contributing to our success for years to come.

Q4. When should we expect deal close? Are there any closing conditions to note?

We anticipate closing in 2Q25, receipt of required regulatory approvals, satisfaction of other customary closing conditions to closing the tender offer of a majority of outstanding shares of Chimerix’s common stock.

Forward-looking Statements

This communication contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Jazz Pharmaceuticals plc. (“Jazz”) and Chimerix, Inc. (“Chimera”) including statements regarding Jazz’s proposed acquisition of Chimerix the anticipated occurrence, manner and timing of the proposed tender offer, the closing of the proposed acquisition and the prospective benefits of the proposed acquisition, including benefits from dordaviprone’s potential to improve the standard of care for a rare oncology disease and also contribute durable revenue beginning in the near-term; dordaviprone’s potential to rapidly become a standard of care and a meaningful therapy for patients with limited treatment options; the potential for a near-term commercial launch of dordaviprone in the U.S. if approved; the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of dordaviprone in recurrent H3 K27M-mutant diffuse glioma and extend its use in first-line patients; dordaviprone potentially being eligible for a Rare Pediatric Disease PRV; Jazz’s anticipated source of funds for the proposed acquisition; and other statements that are not historical facts. Actual results could differ materially from those anticipated in these forward-looking statements. Except as required by law, each of Jazz and Chimerix assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise. These statements, which represent each of Jazz’s and Chimerix’s current expectations or beliefs concerning various future events that are subject to significant risks and uncertainties, may contain words such as “may,” “will,” “would,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “project,” “seek” “should,” “strategy,” “future,” “opportunity,” “potential” or other similar words and expressions indicating future results. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer uncertainties as to how many of Chimerix’s stockholders will tender their stock in the offer: the possibility that competing offers will be made: the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; risks related to the parties’ ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that Jazz and Chimerix will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the risk that competing offers or acquisition proposals will be made; the affects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Jazz’s ordinary shares or Chimerix’s common stock and/or Jazz’s or Chimerix’s operating results; significant transaction costs; unknown or inestimable liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; Jazz’s ability to fund the acquisition with existing cash and investments; effectively launching and commercializing products and product candidates such as dordaviprone, if approved; the successful completion of development and regulatory activities with respect to dordaviprone; obtaining and maintaining adequate coverage and reimbursement for Jazz’s or Chimerix’s products; the time-consuming and uncertain regulatory approval process, including the risk that Chimerix’s NDA for dordaviprone seeking accelerated approval for treatment of H3 K27M-mutant diffuse glioma in adult and pediatric patients with progressive disease following prior therapy may not be approved by FDA in a timely manner or at all, and that Chimerix and/or Jazz may not receive a Rare Pediatric Disease PRV upon potential approval of dordaviprone; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of dordaviprone; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to Jazz’s or Chimerix’s business operations and financial results; the sufficiency of Jazz’s or Chimerix’s cash flows and capital resources; Jazz’s or Chimerix’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax. accounting and other provisions and estimates; and other risks and uncertainties affecting Jazz and Chimerix, including those described from time to time under the caption “Risk Factors” and elsewhere in their respective filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including Jazz’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and Chimerix’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2024 and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as well as the Tender Offer Statement on Schedule TO and related tender offer documents to be filed by Jazz and its acquisition subsidiary, Pinetree Acquisition Sub, Inc., and the Solicitation/Recommendation Statement on Schedule 14D-9 to be filed by Chimerix. Any forward-looking statements are-made based on the current beliefs and judgments of Jazz’s and Chimerix’s management, and the reader is cautioned not to rely on any forward-looking statements made by Jazz or Chimerix. Except as required by law, Jazz and Chimerix do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Chimerix, Jazz or its acquisition subsidiary, Pinetree Acquisition Sub, Inc., is expected to file with the SEC upon the commencement of the tender offer. The solicitation and offer to tender and the offer to buy Chimerix stock will only be made pursuant to a tender offer statement on Schedule TO, including an Offer to Purchase and related tender offer materials that Jazz and its acquisition subsidiary, Pinetree Acquisition Sub, Inc. is expected to file with the SEC. At the time the tender offer is commenced, Jazz and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter Chimerix is expected to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. CHIMERIX’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS WELL AS THE SOLICITATION/ RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CHIMERIX SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of Chimerix at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either Jazz or Chimerix. Copies of the documents filed with the SEC by Chimerix will be available free of charge on Chimerix’s website at https://www.chimerix.com or by contacting Chimerix at IR@chimerix.com. Copies of the documents filed with the SEC by Jazz will be available free of charge on Jazz’s website at https://investor.jazzpharma.com or by contacting Jazz’s Investor Relations Department at investorinfo@jazzpharma.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9. Jazz and Chimerix each file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public over the internet at the SEC’s website at http://www.sec.gov.

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